Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

Golden Arrow Merger Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)
Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(f)(2)	25,895,674	N/A	$863.19	0.0001476	$0.13
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$863.19		$0.13
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$0.13

1)	The number of shares of Class A Common Stock of Golden Arrow Merger Corp. (“GAMC”) being registered represents the estimated number of shares of Class A Common Stock to be issued in connection with the proposed business combination involving GAMC and Bolt Threads, Inc. (“Bolt Threads”), consisting of (i) 23,029,850 shares issuable to Bolt Threads’ stockholders at the closing of the proposed business combination and (ii) an aggregate of 2,865,824 shares issuable upon settlement or exercise, as applicable, of Bolt Threads’ restricted stock units, options and warrants at or after the proposed business combination.

2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933. Bolt Threads is a private company for which no market exists for its securities and Bolt Threads has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the Bolt Threads securities expected to be exchanged in the proposed business combination.

3)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001476.